Exhibit 23.2

DeGolyer and MacNaughton

4925 Greenville Avenue, Suite 400

One Energy Square

Dallas, Texas 75206

February 10, 2006

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our “Appraisal Report as of December 31, 2005 on Certain Properties owned by various Wexford Capital LLC entities and Gulfport Energy Corporation prepared for Windsor Energy Resources, Inc.”, (our Report) as Appendix B and information taken from our Report in the Registration Statement on Form S-1 to be filed by Windsor Energy Resources, Inc. with the Securities and Exchange Commission on or about February 10, 2006.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON